Exhibit 99.2

[Entropic Letterhead]

May 2, 2007

Mr. Itzhak Gurantz

Dear Itzhak,

Thank you for your commitment to Entropic as Chairman of the Board. We are glad that you will return to Entropic in full time capacity of Chief Technology Officer as of May 2nd, 2007. We are grateful for your commitment to Entropic, and really value your contribution.

As a result of your commitment and contribution thus far, and my confidence in your abilities, I am pleased to offer you an annual salary increase to $200,000 as of May 2nd, 2007. You will also be eligible for an annual bonus of 20% of your base salary in calendar 2007, payable in the first quarter of 2008. The annual bonus will be paid at the discretion of management. Please see attached Bonus Program outline for 2007. In addition to your salary adjustment and bonus, the Company will recommend that the Board of Directors grant you an option to purchase 335,000 shares of the Company’s Common Stock that will take on or the week of May 17th, 2007 with an exercise price equal to fair market value on the date of the grant. These option shares will vest over a four-year period with a 25% one-year cliff, in accordance with the standard option plan approved by the Board of Directors. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extend allowed by the tax code and will be subject to the terms of the Company’s 2001 Stock Option Plan and the Stock Option Agreement between you and the Company.

I look forward to working with you to help you fulfill the requirements of the position. In this new position, you will report directly to me.

The management team and I reiterate our optimism about the future for Entropic and the opportunity we all have to share in that future.

Congratulations,

/s/ Patrick Henry
Patrick Henry
President & Chief Executive Officer